EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated August 21, 2006 on the financial statements of Imaging Diagnostic Systems, Inc. for the year ended June 30, 2006 and for the period December 10, 1993 (date of inception) to June 30, 2006, included herein on the registration statement of Imaging Diagnostic Systems, Inc. on form S-1, and to the reference to our firm under the heading “Experts” in the prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Boca Raton, Florida
October 20, 2006